Exhibit 1.18

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

PROPOSED RESOLUTIONS FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF BANKIA, S.A. - DECEMBER 2020

POINT ONE OF THE AGENDA:

Approval of the merger by absorption of Bankia, S.A. by CaixaBank, S.A. with the extinction of the absorbed company and the transfer en bloc of all its assets and liabilities, universally, to the absorbing company, in accordance with the joint merger plan dated 17 September 2020. Replacement of the merger balance sheet with the semi-annual financial report of Bankia, S.A. as closed at 30 June 2020. Admission to the special tax regime. Delegation of authority, with the authority to subdelegate.

Approve the merger by absorption of Bankia, S.A. ("Bankia" - absorbed company) by CaixaBank, S.A. ("CaixaBank" - absorbing company), with the extinction, through its dissolution without liquidation, of Bankia and the transfer en bloc of all its assets and liabilities to CaixaBank, which will, by universally, acquire all the assets and liabilities of the absorbed company, under the terms and conditions set out in the joint merger plan signed by the directors of Bankia and CaixaBank on 17 September 2020 (the "Merger Plan").

For this purpose, in accordance with the provisions of Law 3/2009 of 3 April on structural changes to companies ("Law 3/2009") and other applicable regulations, the following resolutions are adopted as part of a single operation:

1.	Replacement of the merger balance sheet with the semi-annual financial report of Bankia, S.A. as closed at 30 June 2020

In accordance with the provisions of article 36.3 of Law 3/2009, to approve the replacement of Bankia's merger balance sheet with its semi-annual financial report as of 30 June 2020 required by the legislation on the securities market, published by Bankia on 31 July 2020 and duly verified by KPMG Auditores S.L., Bankia's auditors, on 28 July 2020, and also to approve it for all appropriate purposes.

2.	Approval of the Merger Plan

Approve in its entirety and without any modification the Merger Plan, which is considered to be reproduced in its entirety for all appropriate purposes.

In accordance with the provisions of article 32 of Law 3/2009, the Merger Plan has been posted on the Bankia corporate website (www.bankia.com) since 18 September 2020 and on the CaixaBank corporate website (www.caixabank.com) since the same date, with the possibility of downloading and printing it.

The insertion of the Merger Plan on the corporate websites of Bankia and CaixaBank was published in the Official Gazette of the Mercantile Registry on 1 October 2020, with an indication of the corresponding corporate website and the date of its insertion.

It is noted that BDO Auditores, S.L.P., in its capacity as the independent expert appointed by the Mercantile Registry of Valencia, on 23 October 2020 issued the mandatory report on the Merger Plan, in accordance with article 34 of Law 3/2009.

3.	Approval of the merger resolution pursuant to articles 40 of Law 3/2009 and 228 of the Mercantile Registry Regulations

Approve the merger by absorption of Bankia by CaixaBank, strictly in accordance with the terms and conditions of the Merger Plan.

In accordance with the provisions of article 228 of the Regulations of the Mercantile Registry and as an integral part of the contents of this merger resolution, the following circumstances are expressed, adjusted to the Merger Plan, without prejudice to the other circumstances thereof, which are also deemed approved and reproduced for all appropriate purposes:

(1ª)	Identity of the Participants

Absorbing company: CaixaBank, S.A. with registered office at Calle Pintor Sorolla, 2-4, Valencia, registered in the Mercantile Registry of Valencia in Volume 10370, Folio 1, Page V-178351 and in the Special Registry of the Bank of Spain under number 2,100 and with Tax Identification Code number A-08663619.

The share capital of CaixaBank, S.A. amounts to 5,981,438,031 euros, divided into 5,981,438,031 fully subscribed and paid ordinary shares of one euro par value each, belonging to the same class and series, represented by book entries and listed on the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges through the Sistema de Interconexión Bursátil (Continuous Market). Book entries keeping will is entrusted to Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal ("Iberclear").

Absorbed company: Bankia, S.A., with registered office at Calle Pintor Sorolla nº 8, in Valencia, registered in the Mercantile Registry of Valencia in volume 9341, book 6623, folio 104, Page V-17274 and in the Special Registry of the Bank of Spain under number 2038 and with Tax Identification Code number A-14010342.

The share capital of Bankia, S.A. amounts to 3,069,522,105 euros, divided into 3,069,522,105 fully subscribed and paid ordinary shares of one euro par value each, of the same class and series, represented by book entries and listed on the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges through the Sistema de Interconexión Bursátil (Continuous Market). Iberclear is responsible for keeping the accounting records.

(2ª)	Amendment of Bylaws

As a result of the merger, it will not be necessary to amend CaixaBank's Bylaws, except for the amount of share capital as a result of the capital increase to deal with the merger exchange.

(3ª)	Exchange ratio

The exchange ratio for the shares of the entities participating in the merger, which was determined on the basis of the actual value of the assets of CaixaBank and Bankia, will be 0.6845 newly-issued CaixaBank shares of one euro par value each, with the same characteristics and with the same rights as the CaixaBank shares existing at the time of issue, for each (one) Bankia share of one euro par value.

No complementary cash compensation is foreseen under the terms of article 25 of Law 3/2009 (without prejudice to the implementation of a procedure aimed at facilitating the exchange under the terms of section 4 below).

(4ª)	Exchange procedure and date from which the new shares will entitle the company to share in the profits

CaixaBank will attend to the exchange of Bankia's shares, in accordance with the exchange ratio foreseen above, by means of newly issued ordinary shares.

To this end, CaixaBank will carry out a capital increase in the amount required to deal with the exchange of Bankia's shares by issuing and putting into circulation the necessary number of new ordinary shares of one euro par value each, of the same class and series as those currently in circulation, represented by book entries. In accordance with article 304.2 of the Corporations Act, there will be no pre-emptive subscription rights and the subscription of these shares will be reserved for holders of Bankia shares.

In application of article 26 of Law 3/2009, it is noted that under no circumstances will Bankia's shares be exchanged for those held by CaixaBank or for those held by Bankia as treasury stock, and they will be redeemed. It is noted that, as of this date, CaixaBank does not hold shares in Bankia and that Bankia holds 31,963,300 of its own shares as direct treasury stock.

Considering the total number of Bankia shares in circulation at the date of the Merger Plan that could be used in the exchange (i.e, 3,069,522,105 shares, each with a par value of one euro, less 31,963,300 treasury shares, which will be held as treasury stock until the execution of the merger and will therefore not be exchanged), the maximum number of CaixaBank shares to be issued in connection with the merger exchange is 2,079,209,002 ordinary shares of CaixaBank with a par value of one euro each, representing a capital increase with a total maximum par value of 2,079,209,002 euros. The amount of the capital increase could be reduced depending on Bankia's treasury stock or the shares of Bankia held by CaixaBank at the time of the merger.

CaixaBank will apply for the admission to trading of the new shares it issues to deal with the merger exchange on the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges, for trading through the Spanish Stock Exchange Interconnection System (Continuous Market), complying with all the legally required procedures.

The exchange of Bankia shares for CaixaBank shares will be carried out once the required legal formalities have been completed, including approval of the planned merger by the General Shareholders' Meetings of both companies, compliance with the conditions precedent referred to in section 17 of the Merger Plan and registration of the merger deed at the Mercantile Registry of Valencia.

The exchange will take place from the date indicated in the exchange announcement to be published on the corporate websites of the merged companies and, as other relevant information, on the website of the National Securities Market Commission ("CNMV"). For this purpose, a financial institution will be designated to act as the exchange agent and will be indicated in the aforesaid announcements.

The exchange of Bankia shares for CaixaBank shares will be carried out through the institutions participating in Iberclear that are their depositories, in accordance with the procedures established for the book entry system, in accordance with the provisions of Royal Decree 878/2015 of 2 October 2015 on clearing, settlement and registration of book-entry securities, on the legal scheme for central securities depositories and central counterparties and on transparency requirements for issuers of securities admitted to trading on an official secondary market, and applying the provisions of article 117 of the Corporations Act where applicable.

As a result of the merger, Bankia's shares will be redeemed.

Bankia shareholders who hold a number of shares that, according to the agreed exchange ratio, does not entitle them to receive a whole number of shares in CaixaBank, may acquire or transfer shares so that the resulting shares entitle them to receive a whole number of shares in CaixaBank according to that exchange ratio.

Notwithstanding this, the companies involved in the merger have decided to establish a mechanism to ensure that the number of CaixaBank shares to be delivered to Bankia's shareholders by virtue of the exchange is a whole number.

This mechanism will consist of the designation of a financial entity as a "fractional share agent", which will act as a counterparty for the purchase of remnants or fractional shares.

In this way, any Bankia shareholder that, according to the established exchange ratio and taking into account the number of Bankia shares held, is not entitled to receive a whole number of shares of CaixaBank or is entitled to receive a whole number of shares of CaixaBank and is not entitled to receive an additional share of CaixaBank, may transfer such excess shares of Bankia to the fractional share agent, which will pay him/her the cash value at the price determined in the exchange announcement.

Unless expressly instructed otherwise in writing, it will be understood that each Bankia shareholder will make use of the fractional share acquisition system provided for herein, without it being necessary for it to send instructions to the institution holding its shares, which will inform it of the result of the operation once it has been completed.

The new shares issued by CaixaBank to cover the merger exchange will be ordinary shares of the same and only class and series as those currently in circulation, enjoying the same rights from the date of registration of the merger deed in the Mercantile Registry of Valencia. In particular, these new shares will, from the date of registration of the merger deed in the Mercantile Registry of Valencia, entitle their holders to participate in company earnings on the same terms as other holders of CaixaBank shares in circulation on that date.

(5ª)	Date from which the operations of the absorbed company will be considered to have been carried out for accounting purposes on behalf of the absorbing company

The date from which the operations of the absorbed company will be considered to have been carried out for accounting purposes on behalf of the absorbing company will be that resulting from the application of Rule 44 of Bank of Spain Circular 4/2017 of 27 November 2017 to credit institutions on public and confidential financial reporting standards and financial statement formats, Registration and Valuation Rule 19 of the General Accounting Plan, approved by Royal Decree 1514/2007 of 16 November 2007 and International Financial Reporting Standard 3.

In accordance with the aforesaid regulations in force on the date of the Merger Plan, the date of accounting effects of the merger will be the date on which, once the merger has been approved by the General Meetings of Shareholders of Bankia and CaixaBank, the last of the conditions precedent to which the effectiveness of the merger is subject is fulfilled in accordance with the provisions of section 17 of the Merger Plan, since this is the date on which the absorbing company is deemed to have acquired control of the absorbed company under the terms referred to in the aforesaid regulations.

(6ª)	Rights to be granted in the acquiring company to holders of special classes, holders of preferential shares and holders of special rights or, where applicable, the options offered to them

Within neither CaixaBank nor Bankia are there ancillary services, special privileged shares or persons with special rights other than the simple ownership of the shares. Therefore, no special rights or options are to be granted.

The shares of CaixaBank delivered to Bankia's shareholders as a result of the merger will not give their holders any special rights.

With regard to the outstanding issues of Bankia's Perpetual Non-Cumulative Contingent Convertible Additional Tier 1 Preferred Securities (issue of 19 September 2018 in the amount of €500,000,000 under ISIN code XS1880365975 and issue of 18 July 2017 in the amount of €750,000,000 under ISIN code XS1645651909), following the completion of the merger CaixaBank will be subrogated to and succeed Bankia as the issuer of these securities under their terms and conditions. Thus, once the merger deed has been registered in the Mercantile Registry of Valencia, all references to Bankia in the aforesaid issues must be understood to have been made to CaixaBank. Consequently, following the completion of the merger, the aforesaid securities will eventually become convertible into ordinary shares of CaixaBank (instead of Bankia), without prejudice to any adjustments to the floor price in accordance with the terms of the issues and the applicable regulations.

With regard to the rights of the beneficiaries (employees, executives and executive directors) of resolutions providing for remuneration in Bankia shares, after the effectiveness of the merger, CaixaBank will succeed Bankia as the obligor in relation to these remuneration resolutions. The rights in Bankia shares will be automatically converted into rights in CaixaBank shares, under the terms resulting from the exchange ratio established in the Merger Plan. All references to Bankia in the aforesaid remuneration resolutions shall be deemed to have been made to CaixaBank from the date of registration of the merger deed in the Mercantile Registry of Valencia.

(7ª)	Advantages of any kind to be attributed in the absorbing company to the independent expert as well as to the directors of the Participating Entities

No advantages shall be conferred on the directors of any of the entities involved in the merger or on the independent expert involved in the merger process. As provided for in the Merger Plan, the effectiveness of the merger is conditional upon:

a)	The authorisation of the Minister for Economic Affairs and Digital Transformation in accordance with the twelfth additional provision of Law 10/2014 of 26 June 2014 on the organisation, supervision and solvency of credit institutions.

b)	The authorisation of the National Commission on Markets and Competition of the economic concentration resulting from the merger in accordance with the provisions of Law 15/2007 of 3 July 2007 on the defence of competition and related regulations.

c)	Non-opposition by the Directorate General of Insurance and Pension Funds, the CNMV and the Bank of Spain to the acquisition by CaixaBank, on the occasion of the merger, of significant holdings in companies subject to their supervision, either because the non-opposition is expressly stated or because the maximum period established in the applicable regulations has elapsed without the opposition having been expressed.

d)	Non-opposition by the European Central Bank to the acquisition of significant holdings by CaixaBank, on the occasion of the merger, either because no opposition has been expressly expressed or because the maximum period established in the applicable regulations has elapsed without opposition having been expressed.

e)	Authorisation of or, where appropriate, non-opposition by the relevant supervisory authorities (including, in particular, the European Central Bank, the Bank of Spain, the Directorate General of Insurance and Pension Funds and the CNMV) to the acquisition by those who will be shareholders of CaixaBank following the merger of significant indirect holdings in companies in which CaixaBank has an interest and which are subject to the supervision of those authorities.

The Board of Directors of Bankia and, if applicable, the persons to whom it delegates, may perform all acts and take all decisions necessary to request, process and obtain the aforesaid authorisations or any other consents, declarations or waivers necessary or appropriate for the successful completion of the merger, including, in particular and without limitation, offering, proposing or accepting remedies, undertakings, guarantees or conditions to or from the competent authorities (in particular, also without limitation, the competition authorities or the bodies regulating or supervising banking, insurance or securities market activity) or refrain from doing so or reject them when they consider it to be in the corporate interest, and may ultimately declare the aforesaid conditions precedent to be fulfilled or not fulfilled or waive them (to the extent legally possible and appropriate).

4.	Admission to the special tax regime.

In accordance with the provisions of article 89 of Law 27/2014 of 27 November on Corporate Tax, to approve the application to the merger of the special tax regime provided for in Chapter VII of Title VII and in the second additional provision of said Law. For this purpose, and in accordance with the provisions of the aforesaid article 89 of Law 27/2014, the merger will be notified to the tax authorities in the manner and within the time period established by regulation.

5.	Delegation of authorities

To delegate to the Board of Directors, with express authority of subdelegation, the broadest authorities that may be necessary in law to execute and develop all of the foregoing resolutions for the successful completion of the merger and to carry out such acts, legal transactions, contracts, declarations and operations and to adopt such resolutions and decisions as may be necessary or appropriate for such purpose, with express powers of ratification, clarification, rectification and correction, and in particular, without limitation, to:

(i)	Fix, complete, develop, modify, correct omissions and adapt the foregoing resolutions to the oral or written review of the Mercantile Registry and any competent authorities, officials or institutions.

(ii)	Draft, publish and make any announcements or communications that may be necessary or appropriate in connection with the Merger.

(iii)	Declare fulfilled or unfulfilled or waive, to the extent legally possible and in the company's interest, any conditions precedent on which the merger has been conditioned. This authority includes the power to perform the acts and take the decisions necessary for their fulfilment.

(iv)	Determine the date on which the resolutions relating to the merger are to be executed and attested as public documents and submit the corresponding public deed of the merger for registration.

(v)	Arrange for attestation as public documents of the resolutions relating to the merger, as well as the complementary public or private documentation required for the incorporation of the assets of the absorbed company into those of the absorbing company.

(vi)	Take the necessary actions to ensure that the settlements are carried out and that the creditors who oppose the merger, if any, are guaranteed their claims on the terms established by law.

(vii)	Execute all such deeds of inventory of assets, if any, and others as may be necessary or appropriate to demonstrate ownership by the absorbing company of the assets and rights acquired as a result of the merger and achieve registration in the public registries in the name of the absorbing company of those assets that are susceptible of such registration.

(viii)	Establish mechanisms to facilitate the exchange of Bankia shares for CaixaBank shares, by appointing fractional shares agent to act as the counterparty for the purchase of the shares, setting the amount to be paid in cash to cover the acquisition of the shares, and sign any contracts that may be necessary or appropriate for this purpose.

(ix)	Designate the entity or entities participating in Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (IBERCLEAR) to act as the exchange agent for the merger and the issue of the new shares, and to enter into any agreements that may be necessary or appropriate for this purpose.

(x)	Draft, sign and submit the necessary documentation to the National Securities Market Commission in connection with the merger and, in particular, the preparation, verification and registration of a document deemed equivalent to a prospectus in accordance with applicable regulations.

(xi)	Carry out any action, declaration, communication or process before the Minister of Economic Affairs and Digital Transformation, the European Central Bank, the Bank of Spain, the National Securities Market Commission, the National Commission for Markets and Competition, the Directorate General of Insurance and Pension Funds, the Governing Bodies of the Stock Exchanges, the Sociedad de Bolsas, the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (IBERCLEAR), the Directorate General of the Treasury and Financial Policy and any other public or private body or entity or registry, in Spain or abroad, in connection with the merger.

(xii)	Draft, sign, grant and, if applicable, certify any kind of document related to the merger.

(xiii)	Definitively determine all other circumstances required, adopting and implementing the necessary resolutions, formalising the documents required and taking such actions as may be appropriate before any body, entity or registry, public or private, domestic or foreign, proceeding with fulfilment of such requirements as may be necessary in accordance with law for the fullest implementation of the merger.

(xiv)	And in general, take such actions as may be necessary or merely appropriate to the successful outcome of the merger.

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POINT TWO OF THE AGENDA:

Approval of the performance of the Board of Directors

To approve the management undertaken by Bankia's Board of Directors during the period from 1 January and 30 September 2020.

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POINT THREE OF THE AGENDA:

Delegation of authority to the Board of Directors, with authority to subdelegate, for the formal execution, interpretation, correction and implementation of the resolutions adopted at the General Meeting.

To delegate to the Board of Directors, which may subdelegate without distinction to the Chairman of the Board of Directors, any of the directors, the General Secretary and the Secretary of the Board of Directors, as broadly as may be necessary in law, so that any of them, without distinction, may formalise, interpret, develop, correct and arrange for attestation as a public document of the resolutions adopted at this General Meeting as well as executing such public or private documents as may be necessary until obtaining the corresponding registration of the resolutions adopted in the Mercantile Registry, including requests for partial registration, with authority even for correction or rectification in light of the verbal or written review undertaken by the mercantile registrar.

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